Exhibit 99.1

NEWS	Investor Relations
RELEASE	314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Second Quarter 2024 Results

Ships 2.0 million tons of coking coal despite extended channel closure in Baltimore

Sets quarterly production record in metallurgical segment

Achieves net income of $14.8 million and adjusted EBITDA of $60.0 million

Repurchases 94,367 shares and declares quarterly cash dividend of $0.25 per share

ST. LOUIS, July 25, 2024 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $14.8 million, or $0.81 per diluted share, in the second quarter of 2024, compared with net income of $77.4 million, or $4.04 per diluted share, in the prior-year period. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, and non-operating expenses (“adjusted EBITDA”)1 of $60.0 million in the second quarter of 2024. This compares to $130.4 million of adjusted EBITDA in the second quarter of 2023. Revenues totaled $608.8 million for the three months ended June 30, 2024, versus $757.3 million in the prior-year quarter.

In the second quarter of 2024, Arch overcame logistical challenges and drove forward with its key strategic priorities and objectives, as the company:

•	Shipped 2.0 million tons of coking coal despite the extended closure of the Baltimore shipping channel following the tragic collapse of the Francis Scott Key Bridge
•	Achieved record production levels from its metallurgical segment while continuing to progress towards District 2 at Leer South, where mining conditions are expected to be more advantageous
•	Paid down an incremental $12.5 million of debt, bringing the company’s total debt level to $133.3 million and its net positive cash position to $146.0 million
•	Repurchased an additional 94,367 shares at a total investment of $15.0 million, bringing the overall reduction in share count to over 3.5 million shares, or more than 16 percent, when compared to the level in May 2022, and
•	Declared a $0.25 fixed dividend, for a total payment of $4.6 million, payable in September.

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“During the quarter, the Arch team moved quickly and nimbly in the wake of the tragic bridge collapse in Baltimore, taking steps to facilitate the continuing flow of our coking coal products to steelmakers and redirecting volumes to our 35-percent-owned DTA facility,” said Paul A. Lang, Arch’s CEO. “Through these efforts, the metallurgical segment – in collaboration with our railroad and terminal partners – succeeded in shipping more than two million tons of coking coal even as Baltimore’s deepwater channel remained closed throughout the first 70 days of the quarter before all restrictions were lifted on the shipping channel on June 10. In addition, the metallurgical segment delivered a record-setting quarterly production performance while continuing to progress systematically towards a more geologically advantageous reserve area at Leer South.”

While Arch was able to move a substantial amount of coking coal in Q2, the additional efforts required to achieve these volume levels along with other impacts of the bridge collapse acted to pressure sales netbacks. In total, the metallurgical segment’s adjusted EBITDA was reduced by more than $12 million as a result of vessel demurrage, retimed vessel movements, increased rail surcharge fees, and mid-streaming activities.

“Even with Q2’s logistical challenges and a meaningful working capital build, Arch deployed an incremental $19.6 million in our capital return program via the repurchase of 94,000 shares of common stock and the declaration of a $0.25 per share fixed dividend payable in September,” Lang said. “Since the relaunch of the capital return program in February 2022, Arch has now deployed well over $1.3 billion in that program.”

Operational Update

“The Arch team did an excellent job of managing through the highly challenging logistical environment during the quarter, delivering record overall production levels in our core metallurgical segment, driving ahead with development work in advance of the transition to District 2 at Leer South, and managing the cost structure in our thermal segment in a way that should set the stage for a much stronger second half performance,” said John T. Drexler, Arch’s president. “As we look ahead to the year’s back half, we believe we are well-positioned to deliver positive step-changes in our metallurgical coking coal shipments, our per-ton metallurgical costs, and our thermal segment cash margins.”

		Metallurgical
	2Q24	1Q24	2Q23
Tons sold (in millions)	2.2	2.2	2.5
Coking	2.0	1.9	2.3
Thermal	0.1	0.3	0.2
Coal sales per ton sold	$131.97	$149.98	$143.67
Coking	$139.33	$165.97	$153.38
Thermal	$32.14	$28.85	$37.36
Cash cost per ton sold	$91.03	$94.31	$89.94
Cash margin per ton	$40.94	$55.67	$53.73

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Leer, Leer South, Beckley and Mountain Laurel.

Arch’s core metallurgical segment contributed adjusted EBITDA of $87.3 million in the second quarter. As indicated, the unexpected efforts to maintain shipment levels in the wake of the Baltimore bridge collapse acted to reduce adjusted EBITDA by more than $12 million, principally via lower sales netbacks.

In addition, the metallurgical segment deferred the shipment of nearly 150,000 tons of thermal byproduct, as it sought to direct every feasible loading slot to coking coal vessels. Given that the thermal byproduct is inventoried differently, the reduced shipping schedule for this product served to increase the segment’s cash cost per ton sold by an estimated $6 per ton. That cost impact was counterbalanced by a severance tax rebate of $12.8 million from the State of West Virginia related to investment incentive legislation aimed at boosting employment and production levels in the state. Arch expects the segment’s cash cost per ton sold to benefit significantly when the excess thermal byproduct tons are monetized in the year’s second half.

The company continues to guide to coking coal sales volume of 8.6 to 9.0 million tons for the full year, with the expectation of significantly higher shipping levels in the second half of 2024. Similarly, the company continues to guide to an average per-ton cost for the metallurgical segment of $87 to $92, with the expectation of lower unit costs in the year’s second half.

	Thermal
	2Q24	1Q24	2Q23
Tons sold (in millions)	11.1	12.8	16.3
Coal sales per ton sold	$18.03	$17.60	$16.81
Cash cost per ton sold	$18.07	$17.65	$15.04
Cash margin per ton	$(0.04)	$(0.05)	$1.77

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

Arch’s thermal segment effectively broke even for the second straight quarter. Arch’s West Elk longwall mine operated efficiently and generated a solid cash margin, while the Powder River Basin assets were cash negative for the quarter as they continued to operate at a stripping rate in excess of shipment levels, which were further reduced by typical seasonal weakness in the spring quarter. The thermal segment expects to benefit from cost-cutting initiatives as well as the excess stripping levels in the year’s second half, when shipped volumes are expected to exceed stripping rates markedly. Since the fourth quarter of 2016, the thermal segment has generated $1.2 billion more in adjusted EBITDA than it has expended in capital.

Financial, Liquidity and Capital Return Program Update

During the second quarter, Arch deployed $19.6 million in its capital return program via the repurchase of 94,367 shares of common stock for $15.0 million, or $158.94 per share, and the declaration of a fixed dividend of $0.25 per share, with a total payment of $4.6 million. The company generated discretionary cash flow of $12.3 million, which reflected the impact of a $15.2 million working capital build.

“The centerpiece of our value proposition is the planned return to stockholders of effectively 100 percent of the company’s discretionary cash flow over time,” Lang said. “With the significant streamlining of our balance sheet, the emphasis on share repurchases in our capital return formula, and the build of surplus cash for more opportunistic share repurchases in the event of a market pullback, we remain in an excellent position to substantially reduce the share count over time, and in doing so drive significant value for stockholders.”

Arch paid down $12.5 million in debt during Q2 and ended the quarter with $279.3 million in cash, cash equivalents and short-term investments. Arch ended the quarter with a net cash position of $146.0 million.

The just-declared dividend is payable on September 13, 2024, to stockholders of record on August 30, 2024.

In total, Arch has now used common stock and convertible notes repurchases and the unwinding of the capped calls to reduce shares outstanding by over 3.5 million shares, or more than 16 percent, when compared to the level in May 2022.

Arch has deployed more than $1.3 billion under its capital return program since its relaunch in February 2022 – inclusive of the unwind of the capped call instrument and the just-declared September dividend – including $731.5 million, or $38.78 per share, in dividends and $614.7 million in common stock and convertible notes repurchases and retirements. Since the second quarter of 2017 – and inclusive of the program’s first phase – Arch has deployed more than $2.2 billion under its capital return program. As of June 30, 2024, Arch had $187.0 million of remaining authorization under its existing $500 million share repurchase program.

Sustainability Update

Arch maintained its exemplary environmental, social and governance performance during the second quarter. Arch’s subsidiary operations achieved an aggregate total lost-time incident rate of 0.47 incidents per 200,000 employee-hours worked during the year’s first half, which is more than four times better than the industry average. On the environmental front, the company again recorded zero environmental violations under SMCRA as well as zero water quality exceedances across all its subsidiary operations for the quarter.

During the quarter, the State of Colorado recognized the West Elk Mine with the Outstanding Safety Performance Award; the Excellence in Innovative Safety Technology Award; and the Excellence in Mining Reclamation Award for the deployment of advanced technology to improve the reclamation process. In addition, the State of Wyoming honored the Coal Creek mine with a surface mine safety award.

Market Update

Global coking coal demand remains relatively subdued at present, reflective of the general malaise in the global macroeconomic environment. Weak infrastructure and property market spending in China, the advent of the monsoon season in India, and a still-slow climb out from multiple quarters of stagnation in Europe are all weighing on global steel demand, with the expected knock-on effect on coking coal demand. Despite those pressures, Asian steelmakers continue to signal an expected need for steadily increasing volumes in future periods, as they seek to identify the critical inputs they will need as new coke-making and blast furnace capacity comes online.

Meanwhile, the coking coal supply story remains muted, reflecting degradation and depletion of the resource base in major supply regions; only modest investment in new and replacement capacity; recent mine outages that have acted to remove 2 to 3 percent of supply to the global seaborne market; and an increasingly fragile logistical supply chain. Moreover, we believe that current coking coal prices are below the marginal cost of production on a global basis. As a result of these various factors, we expect coking coal markets to balance quickly once global demand begins to reassert itself.

Outlook

“Looking ahead, we remain sharply focused on driving continuous improvement in execution across our entire operating platform in support of strong, value-generating capital returns for our stockholders, even in today’s subdued market environment,” Lang said. “With our cost-competitive coking coal portfolio, high-quality product suite, rapidly expanding penetration in Asian markets, and recognized sustainability leadership, we believe we are exceptionally well-positioned to capitalize as global steel demand stabilizes and then resumes its anticipated long-term, upward growth trajectory.”

	2024
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	8.6	-	9.0
Thermal	50.0	-	56.0
Total	58.6		65.0

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.5	$157.05
Committed, Unpriced Coking North American			-
Committed, Priced Coking Seaborne			3.4	$151.12
Committed, Unpriced Coking Seaborne			2.5
Total Committed Coking			7.4

Committed, Priced Thermal Byproduct			0.6	$32.00
Committed, Unpriced Thermal Byproduct			0.1
Total Committed Thermal Byproduct			0.7

Average Metallurgical Cash Cost				$87.00 - $92.00

Thermal (in millions of tons)
Committed, Priced			52.4	$17.26
Committed, Unpriced			0.6
Total Committed Thermal			53.0
Average Thermal Cash Cost				$16.00 - $17.00

Corporate (in $ millions)
D,D&A	$165.0	-	$175.0
ARO Accretion	$23.0	-	$25.0
S,G&A - Cash	$70.0	-	$74.0
S,G&A - Non-cash	$19.0	-	$22.0
Net Interest Income	$0.0	-	$5.0
Capital Expenditures	$155.0	-	$165.0
Cash Tax Payment (%)	Approximately 0%
Income Tax Provision (%)	11.0	-	13.0

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $20 million and $25 million in 2024.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and future plans, and often contain words such as “should,” “could,” “appears,” “estimates,” “projects,” “targets,” “expects,” “anticipates,” “intends,” “may,” “plans,” “predicts,” “believes,” “seeks,” “strives,” “will” or variations of such words or similar words. Actual results or outcomes may vary significantly, and adversely, from those anticipated due to many factors, including: loss of availability, reliability and cost-effectiveness of transportation facilities and fluctuations in transportation costs; operating risks beyond our control, including risks related to mining conditions, mining, processing and plant equipment failures or maintenance problems, weather and natural disasters, the unavailability of raw materials, equipment or other critical supplies, mining accidents, and other inherent risks of coal mining that are beyond our control; inflationary pressures on and availability and price of mining and other industrial supplies; changes in coal prices, which may be caused by numerous factors beyond our control, including changes in the domestic and foreign supply of and demand for coal and the domestic and foreign demand for steel and electricity; volatile economic and market conditions; the effects of foreign and domestic trade policies, actions or disputes on the level of trade among the countries and regions in which we operate, the competitiveness of our exports, or our ability to export; the effects of significant foreign conflicts; the loss of, or significant reduction in, purchases by our largest customers; our relationships with, and other conditions affecting our customers and our ability to collect payments from our customers; risks related to our international growth; competition, both within our industry and with producers of competing energy sources, including the effects from any current or future legislation or regulations designed to support, promote or mandate renewable energy sources; alternative steel production technologies that may reduce demand for our coal; our ability to secure new coal supply arrangements or to renew existing coal supply arrangements; cyber-attacks or other security breaches that disrupt our operations, or that result in the unauthorized release of proprietary, confidential or personally identifiable information; our ability to acquire or develop coal reserves in an economically feasible manner; inaccuracies in our estimates of our coal reserves; defects in title or the loss of a leasehold interest; the availability and cost of surety bonds, including potential collateral requirements; we may not have adequate insurance coverage for some business risks; disruptions in the supply of coal from third parties; decreases in the coal consumption of electric power generators could result in less demand and lower prices for thermal coal; our ability to pay dividends or repurchase shares of our common stock according to our announced intent or at all; the loss of key personnel or the failure to attract additional qualified personnel and the availability of skilled employees and other workforce factors; public health emergencies, such as pandemics or epidemics, could have an adverse effect on our business; existing and future legislation and regulations affecting both our coal mining operations and our customers’ coal usage, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; increased pressure from political and regulatory authorities, along with environmental and climate change activist groups, and lending and investment policies adopted by financial institutions and insurance companies to address concerns about the environmental impacts of coal combustion; increased attention to environmental, social or governance matters (“ESG”); our ability to obtain or renew various permits necessary for our mining operations; risks related to regulatory agencies ordering certain of our mines to be temporarily or permanently closed under certain circumstances; risks related to extensive environmental regulations that impose significant costs on our mining operations and could result in litigation or material liabilities; the accuracy of our estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by us and risks related to tax legislation and our ability to use net operating losses and certain tax credits; All forward-looking statements in this press release, as well as all other written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this press release. These factors are not necessarily all of the important factors that could cause actual results or outcomes to vary significantly, and adversely, from those anticipated at the time such statements were first made. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results and outcomes to be materially, and adversely, different than those expressed in our forward-looking statements. For these reasons, readers should not place undue reliance on any such forward-looking statements.  These forward-looking statements speak only as of the date on which such statements were made, and we do not undertake, and expressly disclaim, any duty to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by the federal securities laws. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Revenues	$608,751	$757,294	$1,288,941	$1,627,225

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	528,684	606,127	1,096,407	1,177,864
Depreciation, depletion and amortization	38,439	36,077	77,259	71,556
Accretion on asset retirement obligations	5,870	5,293	11,739	10,585
Selling, general and administrative expenses	22,518	22,791	48,105	48,813
Other operating income, net	(2,410)	(2,010)	(18,393)	(7,179)
	593,101	668,278	1,215,117	1,301,639

Income from operations	15,650	89,016	73,824	325,586

Interest expense, net
Interest expense	(3,933)	(3,537)	(8,249)	(7,663)
Interest and investment income	5,403	4,201	11,503	7,537
	1,470	664	3,254	(126)

Income before nonoperating expenses	17,120	89,680	77,078	325,460

Nonoperating expenses
Non-service related pension and postretirement benefit (costs) credits	(285)	593	(571)	1,185
Net loss resulting from early retirement of debt	-	-	-	(1,126)
	(285)	593	(571)	59

Income before income taxes	16,835	90,273	76,507	325,519
Provision for income taxes	2,002	12,920	5,721	50,058

Net income	$14,833	$77,353	$70,786	$275,461

Net income per common share
Basic earnings per share	$0.82	$4.20	$3.88	$15.16
Diluted earnings per share	$0.81	$4.04	$3.82	$14.16

Weighted average shares outstanding
Basic weighted average shares outstanding	18,097	18,406	18,222	18,165
Diluted weighted average shares outstanding	18,295	19,135	18,535	19,459

Dividends declared per common share	$1.11	$2.45	$2.76	$5.56

Adjusted EBITDA (A)	$59,959	$130,386	$162,822	$407,727

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$243,707	$287,807
Short-term investments	35,583	32,724
Restricted cash	1,100	1,100
Trade accounts receivable	241,910	273,522
Other receivables	6,005	13,700
Inventories	249,865	244,261
Other current assets	52,621	64,653
Total current assets	830,791	917,767

Property, plant and equipment, net	1,244,597	1,228,891

Other assets
Deferred income taxes	119,310	124,024
Equity investments	22,861	22,815
Fund for asset retirement obligations	146,010	142,266
Other noncurrent assets	46,999	48,410
Total other assets	335,180	337,515
Total assets	$2,410,568	$2,484,173

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$186,549	$205,001
Accrued expenses and other current liabilities	111,062	127,617
Current maturities of debt	29,721	35,343
Total current liabilities	327,332	367,961
Long-term debt	101,661	105,252
Asset retirement obligations	263,098	255,740
Accrued pension benefits	832	878
Accrued postretirement benefits other than pension	46,800	47,494
Accrued workers’ compensation	157,663	154,650
Other noncurrent liabilities	62,617	72,742
Total liabilities	960,003	1,004,717

Stockholders' equity
Common Stock	308	306
Paid-in capital	758,880	720,029
Retained earnings	1,849,622	1,830,018
Treasury stock, at cost	(1,193,876)	(1,109,679)
Accumulated other comprehensive income	35,631	38,782
Total stockholders’ equity	1,450,565	1,479,456
Total liabilities and stockholders’ equity	$2,410,568	$2,484,173

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2024	2023

	(Unaudited)
Operating activities
Net income	$70,786	$275,461
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	77,259	71,556
Accretion on asset retirement obligations	11,739	10,585
Deferred income taxes	5,567	49,824
Employee stock-based compensation expense	10,445	13,206
Amortization relating to financing activities	1,441	884
Gain on disposals and divestitures, net	(150)	(393)
Reclamation work completed	(4,451)	(11,757)
Contribution to fund asset retirement obligations	(3,745)	(2,664)
Changes in:
Receivables	39,306	(13,057)
Inventories	(5,604)	(40,295)
Accounts payable, accrued expenses and other current liabilities	(29,223)	(53,729)
Income taxes, net	(45)	(828)
Other	14,121	24,093
Cash provided by operating activities	187,446	322,886

Investing activities
Capital expenditures	(92,366)	(76,606)
Minimum royalty payments	(988)	(1,113)
Proceeds from disposals and divestitures	199	439
Purchases of short-term investments	(30,535)	(13,772)
Proceeds from sales of short-term investments	27,846	17,488
Investments in and advances to affiliates, net	(6,516)	(9,927)
Cash used in investing activities	(102,360)	(83,491)

Financing activities
Proceeds from issuance of term loan due 2025	20,000	-
Payments on term loan due 2025	(3,333)	-
Payments on term loan due 2024	(3,502)	(1,500)
Payments on convertible debt	-	(58,430)
Net payments on other debt	(21,992)	(24,849)
Debt financing costs	(1,516)	-
Purchase of treasury stock	(30,747)	(93,803)
Dividends paid	(63,757)	(111,913)
Payments for taxes related to net share settlement of equity awards	(24,339)	(27,217)
Proceeds from warrants exercised	-	43,750
Cash used in financing activities	(129,186)	(273,962)

Decrease in cash and cash equivalents, including restricted cash	(44,100)	(34,567)
Cash and cash equivalents, including restricted cash, beginning of period	288,907	237,159

Cash and cash equivalents, including restricted cash, end of period	$244,807	$202,592

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$243,707	$201,492
Restricted cash	1,100	1,100

	$244,807	$202,592

Arch Resources, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	June 30,	December 31,
	2024	2023

	(Unaudited)
Term loan due 2025 ($16.7 million face value)	$16,667	$-
Term loan due 2024 ($0.0 million face value)	-	3,502
Tax exempt bonds ($98.1 million face value)	98,075	98,075
Other	18,536	40,529
Debt issuance costs	(1,896)	(1,511)
	131,382	140,595
Less: current maturities of debt	29,721	35,343
Long-term debt	$101,661	$105,252

Calculation of net (cash) debt
Total debt (excluding debt issuance costs)	$133,278	$142,106
Less liquid assets:
Cash and cash equivalents	243,707	287,807
Short term investments	35,583	32,724
	279,290	320,531
Net (cash) debt	$(146,012)	$(178,425)

Arch Resources, Inc. and Subsidiaries
Operational Performance
(In millions, except per ton data)

	Three Months Ended June 30, 2024		Three Months Ended March 31, 2024		Three Months Ended June 30, 2023
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.2		2.2		2.5

Segment Sales	$286.2	$131.97	$322.8	$149.98	$353.5	$143.67
Segment Cash Cost of Sales	197.4	91.03	203.0	94.31	221.3	89.94
Segment Cash Margin	88.8	40.94	119.8	55.67	132.2	53.73

Thermal
Tons Sold	11.1		12.8		16.3

Segment Sales	$199.7	$18.03	$225.6	$17.60	$273.1	$16.81
Segment Cash Cost of Sales	200.1	18.07	226.3	17.65	244.4	15.04
Segment Cash Margin	(0.4)	(0.04)	(0.7)	(0.05)	28.7	1.77

Total Segment Cash Margin	$88.4		$119.1		$160.9

Selling, general and administrative expenses	(22.5)		(25.6)		(22.8)
Other	(5.9)		9.4		(7.7)

Adjusted EBITDA	$59.9		$102.9		$130.4

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended June 30, 2024 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$375,958	$232,793	$-	$608,751
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Transportation costs	89,794	33,126	-	122,920
Non-GAAP Segment coal sales revenues	$286,164	$199,667	$-	$485,831
Tons sold	2,168	11,073
Coal sales per ton sold	$131.97	$18.03

Quarter ended March 31, 2024 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$417,065	$263,125	$-	$680,190
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Transportation costs	94,261	37,486	-	131,747
Non-GAAP Segment coal sales revenues	$322,804	$225,639	$-	$548,443
Tons sold	2,152	12,821
Coal sales per ton sold	$149.98	$17.60

Quarter ended June 30, 2023 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$451,752	$305,542	$-	$757,294
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(3,587)	-	(3,587)
Transportation costs	98,221	36,004	-	134,225
Non-GAAP Segment coal sales revenues	$353,531	$273,125	$-	$626,656
Tons sold	2,461	16,252
Coal sales per ton sold	$143.67	$16.81

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended June 30, 2024 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$287,187	$232,298	$9,199	$528,684
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(900)	-	(900)
Transportation costs	89,794	33,126	-	122,920
Cost of coal sales from idled or otherwise disposed operations	-	-	4,692	4,692
Other (operating overhead, certain actuarial, etc.)	-	-	4,507	4,507
Non-GAAP Segment cash cost of coal sales	$197,393	$200,072	$-	$397,465
Tons sold	2,168	11,073
Cash cost per ton sold	$91.03	$18.07

Quarter ended March 31, 2024 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$297,251	$262,928	$7,544	$567,723
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(900)	-	(900)
Transportation costs	94,261	37,486	-	131,747
Cost of coal sales from idled or otherwise disposed operations	-	-	4,289	4,289
Other (operating overhead, certain actuarial, etc.)	-	-	3,255	3,255
Non-GAAP Segment cash cost of coal sales	$202,990	$226,342	$-	$429,332
Tons sold	2,152	12,821
Cash cost per ton sold	$94.31	$17.65

Quarter ended June 30, 2023 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$319,549	$279,028	$7,550	$606,127
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(1,425)	-	(1,425)
Transportation costs	98,221	36,004	-	134,225
Cost of coal sales from idled or otherwise disposed operations	-	-	5,157	5,157
Other (operating overhead, certain actuarial, etc.)	-	-	2,393	2,393
Non-GAAP Segment cash cost of coal sales	$221,328	$244,449	$-	$465,777
Tons sold	2,461	16,252
Cash cost per ton sold	$89.94	$15.04

Arch Resources, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Net income	$14,833	$77,353	$70,786	$275,461
Provision for income taxes	2,002	12,920	5,721	50,058
Interest expense, net	(1,470)	(664)	(3,254)	126
Depreciation, depletion and amortization	38,439	36,077	77,259	71,556
Accretion on asset retirement obligations	5,870	5,293	11,739	10,585
Non-service related pension and postretirement benefit (credits) costs	285	(593)	571	(1,185)
Net loss resulting from early retirement of debt	-	-	-	1,126

Adjusted EBITDA	$59,959	$130,386	$162,822	$407,727
EBITDA from idled or otherwise disposed operations	3,695	4,664	7,392	8,696
Selling, general and administrative expenses	22,518	22,791	48,105	48,813
Other	2,172	4,177	491	6,094

Segment Adjusted EBITDA from coal operations	$88,344	$162,018	$218,810	$471,330

Segment Adjusted EBITDA
Metallurgical	87,276	132,839	216,811	395,896
Thermal	1,068	29,179	1,999	75,434

Total Segment Adjusted EBITDA	$88,344	$162,018	$218,810	$471,330

Discretionary cash flow
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Cash flow from operating activities	$59,179	$196,765	$187,446	$322,886
Less: Capital expenditures	(46,920)	(46,065)	(92,366)	(76,606)
Discretionary cash flow	$12,259	$150,700	$95,080	$246,280